FOR IMMEDIATE RELEASE

July 28, 2017

For more information contact:

Scott Estes (419) 247-2800

Welltower Reports Second Quarter 2017 Results

Toledo, Ohio, July 28, 2017…..Welltower Inc. (NYSE:HCN) today announced results for the quarter ended June 30, 2017. For the quarter, we generated net income attributable to common stockholders of $0.51 per share and normalized FFO attributable to common stockholders of $1.06 per share.

Quarterly Highlights

•         Seniors housing operating SSNOI grew 3.5% and SS REVPOR grew 3.9%

•         Increasing total SSNOI guidance to 2.25%-3% from 2%-3% due to stronger 1H17 seniors housing operating performance

•         Net debt to undepreciated book capitalization declined to 35.0% from 39.2% at 6/30/16

•         Net debt to adjusted EBITDA improved to 5.17x from 5.47x in 2Q16

“Our core diversified health care real estate platform continues to drive outperformance and demonstrates the value of owning best in class real estate managed by the industry’s top operators,” commented CEO Tom DeRosa. “Increasing demand for high-end seniors housing has led to pricing power and enabled Welltower to drive consistent rate growth. We are pleased to be raising guidance for our total same store portfolio as a result of our strong first half performance.”

Capital Activity On June 30, 2017, we had $442 million of cash and cash equivalents and $2.6 billion of available borrowing capacity under our primary unsecured credit facility.  During the second quarter, we generated approximately $192 million in proceeds under our ATM program at an average price of $72.56. In addition, we extinguished $182 million of secured debt during the quarter, bringing our year to date retirement of debt and preferred securities to $1.275 billion at a blended average rate of 5.6%.

Outlook for 2017 Net income attributable to common stockholders has been revised to a range of $2.32 to $2.42 per diluted share from the previous range of $2.39 to $2.49 per diluted share primarily due to the normalizing items in Exhibit 1 and impairments. We are affirming our 2017 normalized FFO attributable to common stockholders guidance and expect to report in a range of $4.15 to $4.25 per diluted share.  As previously disclosed, we will no longer report FAD, primarily because it could be considered a liquidity metric, but we will provide relevant data components. In preparing our guidance, we have updated the following assumptions:

•         Same Store NOI: We are increasing SSNOI guidance and now expect average blended SSNOI growth of approximately 2.25%-3% in 2017, up from 2%-3% primarily due to better than expected performance in our seniors housing operating portfolio in the first half of 2017.

•         Acquisitions: 2017 earnings guidance excludes any additional potential acquisitions beyond what has been announced.

•         Development: We anticipate funding additional development of approximately $173 million in 2017 relating to projects underway on June 30, 2017. We expect development conversions during the remainder of 2017 of approximately $143 million, which are currently expected to generate stabilized yields of approximately 8.8%. These projections exclude the development projects in London and midtown Manhattan which are still in the planning stages.

•         Dispositions: We continue to anticipate approximately $2 billion of disposition proceeds at a blended yield of 7.6% in 2017. This includes approximately $1.3 billion of proceeds from dispositions completed to-date and $0.7 billion of incremental proceeds from other potential loan payoffs and property sales.

Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any transaction costs, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders.  We will provide additional detail regarding our 2017 outlook and assumptions on the second quarter 2017 conference call.

2Q17 Earnings Release                                                                                                                                                                          July 28, 2017

Dividend Growth As previously announced, the Board of Directors declared a cash dividend for the quarter ended June 30, 2017 of $0.87 per share, as compared to $0.86 per share for the same period in 2016.  On August 21, 2017, we will pay our 185th consecutive quarterly cash dividend.  The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.

Investment and Disposition Activity  We completed $292 million of pro rata gross investments for the quarter including $110 million in acquisitions/JVs, $162 million in development funding and $20 million in loans.  92% of these investments were completed with existing relationships. Acquisitions/JVs were comprised of four separate transactions at a blended yield of 6.5%. The development fundings are expected to yield 7.8% upon stabilization and the loans were made at a blended rate of 6.6%. We also placed into service 10 development projects totaling $273 million at a blended stabilized yield of 7.6%. Also during the quarter, we completed total dispositions of $160 million consisting of loan payoffs of $43 million at an average yield of 8.9% and property sales of $117 million at a blended yield on proceeds of 9.3%.

Notable Investments with Existing Operating Partners

Legend Senior Living We expanded our relationship with Legend by acquiring two purpose-built, private pay seniors housing properties located in Tulsa, OK and Greeley, CO. The properties were acquired through our existing 88/12 joint venture with Legend and the purchase price based on a 100% ownership interest was $49 million. These properties were added to an existing long-term master lease at an initial lease yield of 6.25% and which escalates 3.25% annually.  Since starting our initial $6 million development in 2005, we have completed $547 million of follow-on investments with Legend.

Sagora Senior Living We expanded our relationship with Sagora by acquiring a 100% ownership interest in a 90-unit private pay seniors housing property owned by a third party and located in the Houston MSA for $24 million. The property opened in 2015 and was added to a master lease which has a corporate guarantee and expires in 2032. The initial lease yield is 6.25% with 5% annual increasers for the first two years and then 3.5% annual increasers thereafter.  Since closing our initial $8.5 million acquisition in 2010, we have completed $460 million of follow-on investments with Sagora.

Ascension Health We acquired an on-campus, affiliated outpatient medical office building in the Austin MSA. The purchase price was $19 million, representing a 6.7% stabilized cap rate. The property is 80,734 rentable square feet, was built in 2014, and is 75.8% leased. It is located on the campus of a 93-bed Ascension Health affiliated hospital. Ascension Health, the largest non-profit health system in the U.S. and the world’s largest Catholic health system, encompasses 15,721 staffed beds across 128 hospitals and generates $17.7 billion of annual net patient revenues.

Notable Investments with New Operating Partners

University of California Irvine Health We acquired an off-campus, affiliated outpatient medical office building in Costa Mesa, CA in a 55/45 joint venture with Canada Pension Plan Investment Board. The purchase price based upon 100% ownership interest was $43 million, which represents a year one cap rate of 6.9%. After factoring in the above market rate debt, the effective cap rate is 6.2%. The property is 76,880 rentable square feet, was built in 2007, and is 93% leased. UC Irvine Health leases 39% of the building’s RSF and is a new tenant for Welltower. UC Irvine Health is owned and operated by The Regents of the University of California (Moody’s A2), a public university system with 10 campuses.

Notable Development Conversions

Sunrise Senior Living We expanded our relationships with Sunrise and Revera by completing the development of two private pay, seniors housing properties located in Bath and High Wycombe, U.K. for £24 million based upon 100% ownership. Revera is a 25% joint venture partner. The purchase price represents an 8.1% stabilized return on cost. Since closing our initial $243 million acquisition in 2012, we have completed $5.1 billion of follow-on pro rata investments with Sunrise.

Brandywine Living We expanded our relationship with Brandywine by completing the development of a 120-unit senior housing property located in the New York MSA.  The investment amount based upon 100% ownership interest was $53 million and the property was added to a newly-created master lease in a 95/5 joint venture at an initial lease yield of 7.0%.  There are outsized annual escalators for the first five years of the lease followed by 25 basis point annual escalators thereafter.  Since closing our initial $599 million acquisition/leaseback in 2010, we have completed $397 million of follow-on pro rata investments with Brandywine.

2Q17 Earnings Release                                                                                                                                                                          July 28, 2017

Kisco We expanded our relationship with Kisco by completing the development of 60 assisted living, memory care and private pay long-term/post-acute units as part of a private pay, rental continuing care retirement community campus located in the North Hills area of Raleigh, NC.  The 165 IL units were completed in 1Q17.  The investment amount based on 100% ownership interest was $23 million and the property was added to a master lease at an initial lease yield of 8.0% in our existing 85/15 joint venture. There are no increasers for the first five years and 25 basis point annual increasers thereafter.  Since closing our initial $19 million acquisition in 2012, we have completed $137 million of follow-on investments with Kisco.

Medstar We completed a 46,326 square foot development of an outpatient medical building in Timonium, MD that is 100% leased by Medstar Health. The investment amount was $21 million and the yield on the development is 6.0%.

St. John Providence We completed a 56,211 square foot development of an outpatient medical building in Howell, MI that is 70% leased by St. John Providence, a subsidiary of Ascension Health, with the remaining space fully occupied by several physician practices. The investment amount was $16 million and the stabilized yield on the development is 8.1%.

Notable Dispositions

Foundations Health Solutions We completed the disposition of 11 triple-net facilities for $117 million. The properties were purchased by Foundations and continue to be operated and managed by Foundations. We realized a gain on sale of $42 million and an unlevered IRR of 11.4%.

Genesis Healthcare We received $28 million in loan repayments from Genesis at an average yield of 10%.

Conference Call Information We have scheduled a conference call on Friday, July 28, 2017 at 9:00 a.m. Eastern Time to discuss our second quarter 2017 results, industry trends, portfolio performance and outlook for 2017. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 11, 2017. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 44271382. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures We believe that revenues, net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO), net operating income (NOI), same store net operating income (SSNOI), same store revenues per occupied room (SS REVPOR), and Adjusted EBITDA (A-EBITDA) to be useful supplemental measures of our operating performance. Excluding A-EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.   Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 1.  We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

We define NOI as total revenues, including tenant reimbursements, less property operating expenses.  Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties.  These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance.  General and administrative expenses represent costs unrelated to property operations or transaction costs.  These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets.

SSNOI is used to evaluate the operating performance of our properties under a consistent population which eliminates changes in the composition of our portfolio.  As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods.  Land parcels, loans and sub-leases as well as any properties acquired, developed/redeveloped, transitioned, sold or classified as held for sale during that period are excluded from the same store amounts.  Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure.  None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP.  Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained in the relevant supplemental information package. We believe SSNOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. No reconciliation of the forecasted range for SSNOI on a combined or segment basis for fiscal year 2017 is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

REVPOR represents the average revenues generated per occupied room per month at our seniors housing operating properties.  It is calculated as the pro rata version of resident fees and services revenues per the income statement divided by average monthly occupied room days.  SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our seniors housing operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our seniors housing operating portfolio.

We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and IRC section 1031 deposits. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The coverage ratios are based on EBITDA which stands for earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Covenants in our senior unsecured notes contain financial ratios based on a definition of EBITDA that is specific to those agreements.  Failure to satisfy these covenants could result in an event of default that could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.  Due to the materiality of these debt agreements and the financial covenants, we have defined A-EBITDA to exclude unconsolidated entities and to include adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, transactions costs, gains/losses/impairments on properties, gains/losses on derivatives and other non-recurring and/or non-cash income/charges. We believe that A-EBITDA, along with net income and cash flow provided from operating activities, is an important supplemental measure because it provides additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to undepreciated book capitalization and net debt to A-EBITDA. Undepreciated book capitalization represents book capitalization adjusted for accumulated depreciation and amortization. Book capitalization represents the sum of net debt (defined as total long-term debt less cash and cash equivalents and any IRC section 1031 deposits), total equity and redeemable noncontrolling interests.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2017, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

About Welltower Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

2Q17 Earnings Release                                                                                                                                                                          July 28, 2017

Welltower Inc.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2017	2016
Assets
Real estate investments:
Land and land improvements	$2,746,483	$2,537,508
Buildings and improvements	25,399,178	25,293,007
Acquired lease intangibles	1,436,041	1,345,424
Real property held for sale, net of accumulated depreciation	141,319	501,192
Construction in progress	321,655	475,203
	30,044,676	30,152,334
Less accumulated depreciation and intangible amortization	(4,568,408)	(4,109,585)
Net real property owned	25,476,268	26,042,749
Real estate loans receivable	520,479	647,677
Less allowance for losses on loans receivable	(5,811)	-
Net real estate loans receivable	514,668	647,677
Net real estate investments	25,990,936	26,690,426
Other assets:
Investments in unconsolidated entities	425,489	543,068
Goodwill	68,321	68,321
Cash and cash equivalents	442,284	466,585
Restricted cash	45,357	58,440
Straight-line rent receivable	370,819	449,617
Receivables and other assets	632,580	688,044
	1,984,850	2,274,075
Total assets	$27,975,786	$28,964,501

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$385,000	$745,000
Senior unsecured notes	8,250,940	8,711,790
Secured debt	2,670,914	3,442,178
Capital lease obligations	73,092	74,759
Accrued expenses and other liabilities	893,441	728,080
Total liabilities	12,273,387	13,701,807
Redeemable noncontrolling interests	388,876	394,126
Equity:
Preferred stock	718,750	1,006,250
Common stock	369,525	357,950
Capital in excess of par value	17,439,977	16,625,186
Treasury stock	(62,335)	(51,288)
Cumulative net income	5,330,702	4,102,919
Cumulative dividends	(8,805,336)	(7,491,922)
Accumulated other comprehensive income	(163,624)	(159,638)
Other equity	1,173	3,917
Total Welltower Inc. stockholders’ equity	14,828,832	14,393,374
Noncontrolling interests	484,691	475,194
Total equity	15,313,523	14,868,568
Total liabilities and equity	$27,975,786	$28,964,501

2Q17 Earnings Release                                                                                                                                                                          July 28, 2017

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2017	2016	2017	2016
	Revenues:
	Rental income	$355,599	$422,628	$722,741	$838,290
	Resident fees and service	677,040	615,220	1,347,377	1,217,369
	Interest income	20,901	24,007	41,649	49,195
	Other income	5,062	14,802	9,133	18,851
	Gross revenues	1,058,602	1,076,657	2,120,900	2,123,705

	Expenses:
	Interest expense	116,231	132,326	234,827	265,285
	Property operating expenses	501,855	458,832	1,012,024	908,468
	Depreciation and amortization	224,847	226,569	453,124	455,265
	General and administrative expenses	32,632	39,914	63,733	85,606
	Transaction costs	-	5,157	-	13,365
	Loss (gain) on derivatives, net	736	-	1,960	-
	Loss (gain) on extinguishment of debt, net	5,515	33	36,870	9
	Impairment of assets	13,631	-	24,662	14,314
	Other expenses	6,339	3,161	18,014	3,161
	Total expenses	901,786	865,992	1,845,214	1,745,473

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	156,816	210,665	275,686	378,232
	Income tax (expense) benefit	8,448	513	6,203	2,239
	Income (loss) from unconsolidated entities	(3,978)	(1,959)	(27,084)	(5,778)
	Income (loss) from continuing operations	161,286	209,219	254,805	374,693
	Gain (loss) on real estate dispositions, net	42,155	1,530	286,247	1,530
	Net income (loss)	203,441	210,749	541,052	376,223
Less:	Preferred dividends	11,680	16,352	26,059	32,703
	Preferred stock redemption charge	-	-	9,769	-
	Net income (loss) attributable to noncontrolling interests	3,332	(1,077)	4,156	(924)
	Net income (loss) attributable to common stockholders	$188,429	$195,474	$501,068	$344,444

	Average number of common shares outstanding:
	Basic	366,524	356,646	364,551	355,879
	Diluted	368,149	358,891	366,423	357,489

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.51	$0.55	$1.37	$0.97
	Diluted	$0.51	$0.54	$1.37	$0.96

	Common dividends per share	$0.87	$0.86	$1.74	$1.72

2Q17 Earnings Release                                                                                                                                                                          July 28, 2017

Normalizing Items					Exhibit 1
(in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2017		2016	2017	2016
Transaction costs	$	- (1)	$5,157	$-	$13,365
Loss (gain) on derivatives, net		736 (2)	-	1,960	-
Loss (gain) on extinguishment of debt, net		5,515 (3)	33	36,870	9
Preferred stock redemption charge		-	-	9,769	-
Nonrecurring income tax benefits		(7,916)(4)	-	(7,916)	-
Other expenses		6,339 (5)	3,161	18,014	3,161
Additional other income		-	(11,811)	-	(11,811)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net		1,911 (6)	921	24,850	2,439
Net normalizing items		$6,585	$(2,539)	$83,547	$7,163

Average diluted common shares outstanding		368,149	358,891	366,423	357,489
Net normalizing items per diluted share		$0.02	$(0.01)	$0.23	$0.02

Notes:	(1) Effective 1/1/17 with the adoption of ASU 2017-01, any non-capitalizable transaction costs are in Other Expenses.
	(2) Primarily related to mark-to-market of a convertible note receivable.
	(3) Primarily related to secured debt extinguishments.
	(4) Primarily related to a nonrecurring deferred tax benefit.
	(5) Primarily related to severance-related costs and non-capitalizable transaction costs.
	(6) Primarily related to non-capitalizable transaction costs in joint ventures.

FFO Reconciliations				Exhibit 2
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss) attributable to common stockholders	$188,429	$195,474	$501,068	$344,444
Depreciation and amortization	224,847	226,569	453,124	455,265
Losses/impairments (gains) on properties, net	(28,524)	(1,530)	(261,585)	12,784
Noncontrolling interests(1)	(16,955)	(20,616)	(35,061)	(37,934)
Unconsolidated entities(2)	16,593	17,077	33,077	33,682
NAREIT FFO attributable to common stockholders	384,390	416,974	690,623	808,241
Normalizing items, net(3)	6,585	(2,539)	83,547	7,163
Normalized FFO attributable to common stockholders	$390,975	$414,435	$774,170	$815,404

Average diluted common shares outstanding	368,149	358,891	366,423	357,489

Per share data attributable to common stockholders:
Net income	$0.51	$0.54	$1.37	$0.96
NAREIT FFO	$1.04	$1.16	$1.88	$2.26
Normalized FFO	$1.06	$1.15	$2.11	$2.28

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.86	$1.74	$1.72
Normalized FFO attributable to common stockholders per share	$1.06	$1.15	$2.11	$2.28
Normalized FFO payout ratio	82%	75%	82%	75%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(17,058)	$(26,897)	$(34,980)	$(56,520)
Non-cash interest expenses	3,612	2,124	5,852	2,066
Recurring cap-ex, tenant improvements, and lease commissions	(15,263)	(16,593)	(29,069)	(28,399)
Stock-based compensation	4,763	7,031	9,669	15,217

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
	(3) See Exhibit 1.
	(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.

2Q17 Earnings Release                                                                                                                                                                          July 28, 2017

Outlook Reconciliations: Year Ended December 31, 2017			Exhibit 3
(in millions, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$880	$917	$853	$890
Losses/impairments (gains) on properties, net(1,2)	(316)	(316)	(300)	(300)
Depreciation and amortization(1)	887	887	891	891
NAREIT FFO attributable to common stockholders	1,451	1,488	1,444	1,481
Normalizing items, net(3)	77	77	84	84
Normalized FFO attributable to common stockholders	$1,528	$1,565	$1,528	$1,565

Per share data attributable to common stockholders:
Net income	$2.39	$2.49	$2.32	$2.42
NAREIT FFO	3.94	4.04	3.92	4.02
Normalized FFO	4.15	4.25	4.15	4.25

Other Items(1)
Net straight-line rent and above/below market rent amortization	$(65)	$(65)	$(70)	$(70)
Non-cash interest expenses	10	10	12	12
Recurring cap-ex, tenant improvements, and lease commissions	(71)	(71)	(71)	(71)
Stock-based compensation	18	18	21	21

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(2) Includes estimated gains on projected dispositions.
	(3) See Exhibit 1.

SSNOI Reconciliations			Exhibit 4
(in thousands)	Three Month Ended
	June 30,
	2017	2016
Net income	$203,441	$210,749
Loss (gain) on real estate dispositions, net	(42,155)	(1,530)
Loss (income) from unconsolidated entities	3,978	1,959
Income tax expense (benefit)	(8,448)	(513)
Other expenses	6,339	3,161
Impairment of assets	13,631	-
Loss (gain) on extinguishment of debt, net	5,515	33
Loss (gain) on derivatives, net	736	-
Transaction costs	-	5,157
General and administrative expenses	32,632	39,914
Depreciation and amortization	224,847	226,569
Interest expense	116,231	132,326
Consolidated NOI	556,747	617,825
NOI attributable to unconsolidated investments	21,873	16,881
NOI attributable to noncontrolling interests	(29,359)	(27,156)
Pro rata NOI	549,261	607,550
Non-cash NOI attributable to same store properties	(12,702)	(18,162)
NOI attributable to non same store properties	(62,013)	(102,276)
Currency and ownership adjustments(1)	(584)	(19,897)
Other adjustments(2)	(297)	(7,261)
Same store NOI (SSNOI)	$473,665	$459,954
			% growth
Seniors housing triple-net	$129,536	$125,748	3.0%
Long-term/post-acute care	64,163	62,228	3.1%
Seniors housing operating	196,506	189,798	3.5%
Outpatient medical	83,460	82,180	1.6%
Total SSNOI	$473,665	$459,954	3.0%

Notes:	(1) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the UK and Canada.
	(2) Includes other adjustments described in the accompanying Supplement.

2Q17 Earnings Release                                                                                                                                                                          July 28, 2017

SHO SS REVPOR Reconciliation			Exhibit 5
(dollars in thousands, except REVPOR)	Three Months Ended June 30,
	2017	2016
Consolidated seniors housing operating (SHO) revenues	$678,089	$625,251
SHO revenues attributable to unconsolidated investments	41,735	40,366
SHO revenues attributable to noncontrolling interests	(58,203)	(57,052)
SHO pro rata revenues	661,621	608,565
Non-cash revenues on same store properties	(138)	(130)
Revenues attributable to non-same store properties	(76,755)	(18,514)
Currency and ownership adjustments(1)	(597)	(11,165)
Other adjustments(2)	-	(7,654)
SHO same store revenues	$584,131	$571,102
Avg. occupied rooms/month(3)	34,555	35,093	% growth
SHO SS REVPOR	$5,650	$5,440	3.9%

Notes:	(1) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the UK and Canada.
	(2) Includes other adjustments described in the accompanying Supplement.
	(3) Represents average occupied rooms for same store properties on a pro rata basis.

Undepreciated Book Capitalization			Exhibit 6
(dollars in thousands)	As Of
	June 30, 2017	June 30, 2016
Lines of credit	$385,000	$745,000
Long-term debt obligations(1)	10,994,946	12,228,727
Cash and cash equivalents(2)	(442,284)	(466,585)
Net debt	10,937,662	12,507,142
Accumulated depreciation and amortization	4,568,408	4,109,585
Total equity(3)	15,702,399	15,262,694
Undepreciated book capitalization	$31,208,469	$31,879,421
Net debt to undepreciated book capitalization ratio	35.0%	39.2%

Notes:	(1) Amounts include unamortized premiums/discounts and other fair value adjustments as reflected on balance sheet.
	(2) Inclusive of IRC section 1031 deposits, if any.
	(3) Includes all noncontrolling interests (redeemable and permanent) as reflected on balance sheet.

Net Debt to Adjusted EBITDA Reconciliation			Exhibit 7
(dollars in thousands)	Three Months Ended
	June 30, 2017	June 30, 2016
Net income	$203,441	$210,749
Interest expense	116,231	132,326
Income tax expense (benefit)	(8,448)	(513)
Depreciation and amortization	224,847	226,569
EBITDA	$536,071	569,131
Loss (income) from unconsolidated entities	3,978	1,959
Stock-based compensation	4,763	7,031
Loss (gain) on extinguishment of debt, net	5,515	33
Losses/impairments (gains) on properties, net	(28,524)	(1,530)
Loss (gain) on derivatives, net	736	-
Additional other income	-	(11,811)
Other expenses & transaction costs	6,339	6,895
Adjusted EBITDA	$528,878	$571,708
Adjusted EBITDA Annualized	$2,115,512	2,286,832
Net debt(1)	$10,937,662	$12,507,140
Net debt to Adjusted EBITDA ratio	5.17x	5.47x

Notes:	(1) See Exhibit 6.